Exhibit 99.2

JT&N (HONG KONG) (金誠同達(香港)律師事務所)	Unit 1908, 19/F, Tower One, Lippo Centre 89 Queensway, Admiralty, Hong Kong 香港金鐘金鐘道 89 號力寶中心 1 座 19 樓 1908 室 Tel: (852) 3841 7709 Fax: (852) 3468 1930 E-mail: hkteam@jtn.com

Our Ref.: 255	Date: 18 August 2026

Your Ref.:	Please reply to: Peter Chen
(Tel: 3841-7709 Fax: 3468 1930)
(Email: hkteam@jtn.com)

3 E Network Technology Group Limited

No.118 Connaught Road West, 3003-2

Hong Kong

Dear Sirs,

Re: Legal Opinion on 3 E Network Technology Group Limited

1.	We are instructed by 3 E Network Technology Group Limited, a British Virgin Islands exempted company (the “Company”) in relation to the offer and sale from time to time by L1 Capital Global Opportunities Master Fund and/or SBC Global Investment Fund as designee (the “Selling Shareholder”) of certain securities of the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (collectively, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission of the United States of America (the “SEC”) under the U.S. Securities Act of 1933 (as amended).

2.	We have acted as the Hong Kong legal advisers to the Company, which holds the entire issued share capital of 3e Network Technology Company Limited (the “Hong Kong Company”), which was incorporated in Hong Kong on 30 August 2018.

3.	We confirm that we are lawyers qualified to practice in Hong Kong to give this legal opinion (the “Opinion”).

4.	For the purpose of this Opinion, we have carried out due diligence on the Hong Kong Company, reviewed and examined copies of the Registration Statement, and such other documents as we have considered necessary or advisable for the purpose of rendering this Opinion, which are provided to us by the Company and the Hong Kong Company and/or obtained through public searches (collectively, the “Documents”). Apart from the Documents, we have relied upon a written confirmation signed by the sole Director of the Hong Kong Company dated on the date of this Opinion (collectively, the “Written Confirmation”) confirming certain matters of fact that are relevant to the rendering of this Opinion.

Assumptions and Qualifications

5.	For the purposes of this Opinion, we have assumed without investigation that:

(a)	all copies of the Documents conform to their originals;

(b)	where applicable, all signatures on the Documents are genuine, authentic and complete;

(c)	where applicable, all individuals signing or executing the Documents have the requisite legal capacity and are duly authorised to sign or execute the Documents;

(d)	all information provided by the Company and/or the Hong Kong Company is true and correct; and

(e)	the information disclosed in the public record did not fail to disclose any information which had been delivered for filing or registration.

6.	This Opinion is limited to and is given based on our understanding of the current laws in Hong Kong as at the date hereof. As we are lawyers qualified to practise in the jurisdiction of Hong Kong, this Opinion shall not be taken to express or imply any opinion on the laws of any jurisdictions other than Hong Kong and we have not investigated the laws of any jurisdiction other than Hong Kong.

7.	This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This Opinion speaks as of its date and we undertake no obligation to update this Opinion based on events, changes in the law or other matters occurring after the date hereof or to provide any notice to any person or entity of any subsequent events, facts or other matters which might affect the opinions given herein.

8.	This Opinion is based solely upon our inspection of the Documents and the Written Confirmation, without any further independent investigation with respect thereto.

9.	In line with our engagement letter with the Company, we place a limit on our liability to anyone who relies on this opinion. Our maximum liability in contract, tort, under statute or otherwise, for any loss suffered by any party arising from our negligence or otherwise in connection with this opinion shall not exceed USD1 million. This will not operate to exclude or limit our liability for fraud or dishonesty.

10.	This Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the SEC on or about the date of this Opinion. As such, they may not be used or relied upon on any other transactions or matters or by any other person for any other purposes whatsoever without our prior written consent.

11.	Save as the above, we hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Legal opinion

12.	Subject to the Assumptions and Qualifications listed and based on the due diligence results, we are of the opinion that:-

(a)	The Hong Kong Company was validly incorporated in Hong Kong and has since then been validly existing under the Companies Ordinance (Cap. 622 of the Laws of Hong Kong). As at the date of this Opinion, (i) no resolution has been passed to voluntarily wind up the Hong Kong Company; (ii) no winding up petition has been presented to the Hong Kong Company; (iii) no order has been made by any court for the winding up or administration of the Hong Kong Company; and (iv) no receiver or administrator has been appointed in relation to the Hong Kong Company or any of its assets or revenues: and

(b)	statements set forth in the Registration Statement under captions “Prospectus Summary-Certain Risks and Limitations Related to Doing Business in China and Hong Kong”, “Prospectus Summary-Dividend Distributions or Assets Transfer among the Holding Company and Its Hong Kong Subsidiary”, “Prospectus Summary-Summary of Risk Factors (Risks Related to Doing Business in the Jurisdictions in which Our Operating Subsidiaries Operate)”, “Risks Related to Doing Business in the Jurisdictions in which Our Operating Subsidiaries Operate”, “Enforceability of Civil Liabilities”, “Regulations Related to our Business Operation in Hong Kong”, and “Taxation-Hong Kong Profits Taxation” insofar to the extent that such statements relate to matters of Hong Kong law or regulations or describe or summarize Hong Kong law or regulations, are, as at the date of this Opinion, true and accurate in all material aspects and the descriptions are not misleading in any material aspect.

Yours faithfully,

/s/ JT&N (Hong Kong)
JT&N (Hong Kong)

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